Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 113
cathy@georesourcesinc.com
FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides an Operations Update

Houston, Texas, July 7, 2010 - GeoResources, Inc., (NASDAQ: GEOI), today provided an operations update.

BAKKEN SHALE

GeoResources’ Bakken shale project in Williams County, North Dakota has acquired approximately 49,000 net leasehold acres and will be developing the acreage with two industry partners.  The Company retained a 47.5% working interest (“WI”), representing approximately 23,300 net acres and is the operator of the project.  At present, the Company controls thirty-eight 1,280 acre Bakken units, with material working interests in another forty-nine Bakken 1,280 acre units. We plan to commence drilling of at least three horizontal wells in the Middle Bakken Formation in September, 2010.  Recent activity in Williams County has confirmed commercial production in the Middle Bakken formation, which is a primary objective for the joint venture. Secondary objectives include the Three Forks, Madison and the Red River formations.

To date, in our non-operated joint venture located in Mountrail and adjacent counties, the Company has participated in 58 wells drilled by its joint venture operator and has realized a 100% success rate.  In addition, the Company owns minor working interests in more than 185 wells within the Bakken/Three Forks play.  Our joint venture is currently running six drilling rigs and we acquire additional acreage and well interests, when available. Further, our first Bakken well in Montana is expected to begin drilling before the end of July.  The Renegade #1-10H is located on our 2,920 gross acre RipRap prospect in Roosevelt County, Montana.  We have a 25% working interest in the well and prospect.  The Renegade well has uphole Ratcliff potential in addition to the Bakken main objective.

The following table lists recent activity.  Please refer to our prior news releases for additional information. The Company generally reports joint venture and other wells where its interests are meaningful, but does not report numerous minor interest wells.  We expect to participate in approximately 70 - 100 joint venture wells over the next eighteen months, exclusive of the participation in numerous minor interest wells. The following table updates our prior operations releases with respect to this project.

WELL NAME	SPACING UNIT (Acres)	WI	IP (BOPD)(1) (24-hr rate)	STATUS
1st Qtr 2010
Cannonball Federal #1-27-34H	1,280	4.43%	1,517	Producing
Sniper Federal #1-6-7H	1,280	8.02%	1,546	Producing
Wizard 1-35H	640	14.4%	904	Producing
Tarantula #1-16H	640	5.92%	1,010	Producing
Atlantis Federal #1-34-35H	1,280	7.78%	1,424	Producing
Lunker Federal #1-33-4H	1,280	5.25%	---	Completing
Machete 1-19H	640	9.9%	1,264	Producing
Whirlwind #1-31H	640	6.28%	1,546	Producing
Sauger Federal #1-22H	640	6.27%	1,597	Producing
Shad Federal #1-2-3H	1,280	5.25%	---	Completing
Jericho #2-5H-TF	640	5.87%	310	Producing

2nd Qtr 2010
Alamo #1-19-18H	1,280	8.59%	---	Drilling
Badger #1-9H	640	7.20%	---	Completing
Crusader #1-16H	640	14.40%	---	Completing
Diamondback #1-21H	640	2.77%	---	Drilling
Neptune #1-15H	640	5.68%	---	Completing
Osprey Federal #1-26-25-30H	1,572	4.75%	---	Drilling
Phoenix #1-18H	640	5.72%	---	Drilling
Pike Federal #1-3-2H	1,280	7.27%	---	Drilling
Voyager #2-28H	640	9.38%	1,045	Producing
Moray Federal 1-10H	640	11.40%	---	Drilling

(1) Consistent with prior press releases, “IP(BOPD) (24 hr rate)” is defined as the peak oil volume produced on a daily basis  through permanent production facilities that occurs within the first few days of initial production from the well. Higher hourly rates can occur while the well is cleaning up through temporary test facilities after hydraulic fracture stimulation.  The reported IP only accounts for the oil production and does not include gas or gas equivalent production.

At present, 12-15 wells are scheduled for the third quarter of 2010 where the Company expects to have working interests in the 5% to 15% range.  Additional wells are in the process of being permitted and scheduled.  Completed well costs, including surface equipment and production facilities for single lateral wells drilled on 640 acre units are currently estimated at approximately $5.0 million and at $6.2 million for 1,280 acre units.  Our recent wells drilled on 640 acre units have had 18-22 frac stages per well, while in 2010 several wells have been  drilled on  1,280 acre units with up to 36 stage fracs.  For the balance of 2010, the majority of our wells will continue to be drilled on 640 acre spacing units.  In our view, the economics are attractive and acreage can be “proved up” and placed on production on an expedited basis.

AUSTIN CHALK

During the Second Quarter of 2010, the Company has completed the Chappel Wood #1-H (47% WI) and the Wilkerson Davis Unit #1-H (52% WI). Our Chappel Woods well was successfully drilled as a dual lateral. The well was brought on production in May, initially tested at over 21 Mmcfed, but fell off to current production of only about 2.5 Mmcfed. Production is inconsistent with shows while drilling, indicative, we believe, of a down-hole restriction. Therefore, we have scheduled a slick water frac which should occur in July or early August. Wilkerson Davis was successfully completed. The well was brought on to production within the past week with an IP of 620 BOPD and 1,226 Mcfd.

To date, the Company has drilled 16 Austin Chalk wells and achieved a 100% success rate. Our present inventory includes 20 proved undeveloped and probable locations within the Giddings Field. Our working interest varies from 37% to 53%.   With low gas prices, we have decided to release our Austin Chalk rig and work to accelerate our oil projects.  Accordingly, we will defer Austin Chalk drilling until natural gas prices increase. We are in no jeopardy of losing leasehold positions. Our acreage position exceeds 68,000 gross acres, a majority of which is held by production and is prospective for the shallow Yegua and for the Eagle Ford Shale, Buda and Georgetown Formations.

ST. MARTINVILLE

Our St. Martinville Field is located in St. Martin Parish, Louisiana. A high resolution 3-D seismic program has been shot and processed and is currently being integrated with sub-surface control and being interpreted. We have an approximate 97% working interest and average net revenue interest of 91%.  This intermediate depth salt dome has produced over 15 million barrels of oil and 16 Bcf of natural gas at shallow depths above 7,000 feet. Additionally, the deeper Discorbis section has produced about 124 Bcf of natural gas and almost 2 million Bbls of oil at depths of 10,000 feet. Our last well, the Standard of Kansas #7, was drilled and completed at a cost of approximately $1.0 million with proved reserves estimated at 250,000 Bbls.  We presently have one re-entry and three new wells scheduled and expect to begin drilling in late July or early August.

Comments:

Frank A. Lodzinski, President and CEO of GeoResources, Inc. commented “We continue to demonstrate to the market that we have the capability and track record to operate profitably. In less than three years, we have tripled our production and reserves and consistently and significantly expanded our acreage positions and drilling inventory. We recently chose to release our Austin Chalk rig given low gas prices and to focus clearly on drilling for oil and liquids. Our net non-operated production in the Bakken trend of the Williston Basin continues to increase with the on-going success of our development program. As with most other companies’ active in the Williston Basin, we are experiencing delays between completion of drilling operations and commencement of production. Also, due to back-logs in title opinions, there is a three to six month lag in cash flow from production. Nevertheless, we are very happy with the economic success of our non-operated Bakken program and are “banking” additional production and cash flow. We are focused on commencing drilling of our operated Bakken acreage in September, 2010 and pleased with results announced by other operators in our area. Our St. Martinville project is clearly focused on shallow oil drilling opportunities and we expect to begin drilling in the near term.”

Lodzinski further commented: “Finally, we have ample cash flow and liquidity to continue to develop our properties and continue to generate additional projects, as we have demonstrated to the market. In my opinion, GeoResources’ market valuation does not adequately reflect our continued performance, demonstrated ability to generate additional projects or acreage valuations equivalent to competitors in our areas of operations, as reflected in market prices and recent IPO’S. However, I believe with continued performance and growth, the market will recognize our value and upside potential.”

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest, Gulf Coast and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read our 10-K for the year ended December 31, 2009 and the other  SEC reports of the Company and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site.